EXHIBIT 21.1

                                  SUBSIDIARIES

     The following is a list of all significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X, of the Company.

COMPANY                                 STATE OF INCORPORATION
-------------------------------------   -----------------------
Horizon Vessels, Inc.................          Delaware
Horizon Offshore Contractors, Inc....          Delaware